Exhibit 99.4

Consent to be Named as a Director Nominee

In connection with the filing by Heramba Electric plc of the Registration Statement on Form F-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of Heramba Electric plc following the consummation of the business combination. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated:  December 5, 2023

By:	/s/ Neil McArthur
Neil McArthur

[Consent to be Named as a Director]